UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

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News Release	(TXU LOGO)
FOR IMMEDIATE RELEASE
TXU Files Definitive Proxy Statement for Merger;
Wilder and Baker Announce Intent to Depart After Closing
Dallas — July 25, 2007 — TXU Corp. (NYSE: TXU) today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission for its annual meeting of shareholders at which shareholders are being asked to vote on the previously announced merger agreement with Texas Energy Future Holdings Limited Partnership, an acquisition vehicle formed by a group of investors led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG).
Based on the unanimous recommendation of the Strategic Transactions Committee of the TXU Corp. Board of Directors, after an updated review of the transaction in light of changes since the time the merger agreement was signed, and a number of other factors described in the proxy statement, the TXU Corp. Board of Directors unanimously recommends that shareholders vote “FOR” approval of the merger agreement.
The Annual Meeting of Shareholders is scheduled to be held on Friday, September 7, 2007. Shareholders of record as of the close of business on July 19, 2007 will be entitled to vote on the proposed merger. Under the terms of the merger agreement TXU Corp. shareholders will receive $69.25 in cash per share after closing.
Wilder Announces Plan to Resign upon Transaction Close
TXU Corp. chairman and chief executive officer John Wilder has informed the TXU Corp. Board of Directors that he will resign from the Company upon the completion of the transaction.
Wilder stated, “I believe this merger maximizes the value of the company, and it will help position each business to succeed in a highly volatile and uncertain competitive environment. I have also announced to the Board of Directors that, upon the close of this transaction, I will step down as both chairman and chief executive officer. The five year turnaround plan that I presented to the TXU Board on my arrival is essentially complete: our performance is up sharply; our businesses are well positioned to win; and TXU has several individuals that are highly qualified to lead our three independent businesses under private ownership.”
Lead Independent Director Jack E. Little noted, “The TXU Board of Directors has a deep appreciation for what John Wilder has accomplished at TXU. He was exactly the leader we needed to take the company where it is today. John has led a phenomenal corporate turnaround and has created value for TXU shareholders that few thought was possible just over three years ago.”
“During his tenure at the helm of TXU, John Wilder has led the company to substantial performance improvements. He distinguished himself and TXU through outstanding shareholder returns, a successful business turnaround, a major restructuring of TXU’s portfolio and growth program, and his civic leadership,” continued Little, referencing:
•	Outstanding Shareholder Returns. TXU total shareholder returns during Wilder’s leadership have been outstanding; ranking sixth among the S&P 500, representing performance leadership among 500 of the nation’s largest companies. During Wilder’s tenure, TXU’s total shareholder returns equaled 495 percent, or ten times the return of investing in the S&P 500. For TXU, this compares to a negative 2 percent total shareholder return for the ten-year period from the end of 1993 through 2003. In the last three years, TXU created more than $32 billion in shareholder value.

•	Successful Business Turnaround. Wilder quickly built a management team, and that team generated this value through undertaking a substantial turnaround and business restructuring program. This followed a difficult period for the company that included the 2002 bankruptcy of the company’s European subsidiary. In 2002, TXU’s share price also experienced an almost 80 percent drop in less than two months, and the dividend was cut by almost 80 percent. Specifically, Wilder and his team developed and implemented a three-phase strategic restructuring plan focused on rationalizing and restructuring the business portfolio; strengthening the core businesses and driving performance improvements; and allocating capital to growth investments. They completed this plan ahead of schedule, and performance has improved sharply relative to 2003, moving from the bottom quartile to the top quartile across a broad set of operational, safety, financial, market, and risk measures.

•	Major Restructuring of Portfolio and Growth Program. Wilder successfully led the restructuring that resulted in sharp performance improvement including earnings per share increasing six fold; free cash flow and return on capital improving over three fold; call answer times falling 96%; safety improving more than 60%; and TXU’s baseload generating facilities setting record production levels and rising to top decile industry performance. During the restructuring, TXU Energy also maintained the lowest average residential price-to-beat rates of the three large former incumbent providers in ERCOT, saving its customers over a billion dollars compared to the other providers. Additionally, during this time, TXU eliminated more than $10 billion in potential claims from litigation associated with the collapse of European operations; restructured over $14 billion in debt and equity securities; and sold billions of dollars of underperforming businesses. Under Wilder’s leadership, TXU reinvested over $4.1 billion of capital from 2004 through 2006 including Oncor’s continuing capital investment in its transmission and distribution system and Luminant’s plan to help address Texas energy needs. This represents 75 percent more capital per year than was invested over the previous 5 years.

•	Civic Leadership. Wilder has also been active in civic affairs, and his enthusiasm has rejuvenated TXU’s United Way campaigns. Under his leadership over the past three years, each United Way campaign has been award-winning and record-setting, providing over $5.4 million back to TXU’s neighbors. Campaign contributions have tripled, the total employee gift has virtually doubled and membership in the Tocqueville Society has increased almost 15 times. Wilder was named CEO of the Year for the success of TXU’s 2005 United Way campaign, and TXU garnered the organization’s Spirit of Caring award for the 2006 campaign.
As a result of Wilder’s performance and dedication, he has been honored with several awards, including Institutional Investor Magazine’s award as the best CEO in the electric power sector three successive years and one of the ten best CEOs in America. Wilder was also named Honorable Mention as the CEO of the Year by CBS MarketWatch and Best Investor Relations by a Chairman, President or CEO by Investor Relations Magazine.
In the event the merger does not close, Wilder has agreed to remain as chairman and chief executive officer of the company to ensure the continuity of the corporate management team that the company would need as it works to refocus its business strategies and to oversee TXU Corp.’s business and the implementation of an alternative strategy to the merger.
Baker to Retire
TXU Corp. Vice Chairman Tom Baker has announced his intent to retire at the close of the merger. “I’ve been fortunate to help a company like TXU grow and mature over the past four decades,” said Baker. “Thank you to all the employees who work hard to keep the power on — whether it is working at one of our power plants during the summer or on the electric pole outside our customers’ homes in the rain. I am proud of what we have accomplished.”

“Tom is an industry leader who has helped TXU grow to new levels of excellence. While he will remain through the close of the transaction, the company will miss his leadership, advice and counsel after his departure,” said Wilder.
Baker has a distinguished 36-year track record at TXU, having held leadership positions in generation, utility operations, finance, customer service, rates and regulatory affairs, and public policy. He most recently served as chairman and chief executive officer of Oncor. In his role as Vice Chairman of TXU, Baker has been responsible for coordinating the company’s regulatory filings relating to the merger transaction, supervising regulatory and legislative affairs, and ensuring effective communication and cooperation with all regulatory and legislative oversight bodies. Baker has also been responsible for ensuring the coordination of these activities with the investor group that has agreed to acquire TXU Corp.
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About TXU
TXU Corp., a Dallas-based energy holding company, has a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to more than 2.1 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). This definitive proxy statement and a form of proxy are being mailed to the shareholders of the Company on or about July 27, 2007. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders may also obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http://www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 24, 2007. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.
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Corporate Communications:	Investor Relations:
Lisa Singleton	Tim Hogan	Bill Huber
214.812.5049	214.812.4641	214.812.2480

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